Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements:

(1)	(Form S-8 No. 333-119343) pertaining to the Non-Employee Director Stock Option Plan of Boots & Coots International Well Control, Inc. (the Company),

(2)	(Form S-8 No. 333-119342) pertaining to the 2004 Long Term Incentive Plan of the Company,

(3)	(Form S-8 No. 333-59822) pertaining to the 2000 Long Term Incentive Plan of the Company, and

(4)	(Form S-8 No. 333-56891) pertaining to the 1996 and 1997 Incentive Stock Plan of the Company;

of our report dated November 15, 2005, with respect to the combined balance sheet of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2004, and the related combined statements of operations, stockholder equity, and cash flows for each of the two years in the period ended December 31, 2004 included in the Company’s Current Report on Form 8-K expected to be filed with the Securities and Exchange Commission on October 3, 2006.

/s/ Ernst & Young LLP

Houston, Texas
September 29, 2006